                                                                      EXHIBIT 11


Statement Regarding Computation of Earnings Per Share

(in 000's, except per share amounts)

                                           Three Months Ended          Nine Months Ended

                                         Sept. 29,    Sept. 30,      Sept. 29,     Sept. 30,
                                           2001         2000           2001          2000

SHARES FOR EPS CALCULATIONS

Weighted average shares outstanding       47,957       47,248        47,767        47,250
   (shares for basic EPS)

Effect of dilutive securities:

  Convertible preferred stock              1,255         --            --            --

  Stock options                            1,730         --            --              86

Shares for diluted EPS                    50,942       47,248        47,767        47,336


BASIC EARNINGS PER SHARE

Net income (loss)                       $  2,516     $ (3,973)     $(23,077)     $    150

Less:  Dividend on preferred stock           250         --             250          --

Income (loss) available
  to common shareholders                $  2,266     $ (3,973)     $(23,327)     $    150

Weighted average shares outstanding       47,957       47,248        47,767        47,250

Basic earnings per share                $   0.05     $  (0.08)     $  (0.49)     $   0.00



DILUTED EARNINGS PER SHARE

Net income (loss)                       $  2,516     $ (3,973)     $(23,077)     $    150

Shares for diluted EPS                    50,942       47,248        47,767        47,336

Diluted earnings per share              $   0.05     $  (0.08)     $  (0.48)     $   0.00